Exhibit 10.4

EXECUTION VERSION

CONFIDENTIAL

Subscription Agreement

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 12th day of October, 2020, by and among Churchill Capital Corp II, a Delaware corporation (the “Issuer”), the undersigned (“Subscriber” or “you”) and, solely with respect to Section 12 and Section 19, Churchill Sponsor II, LLC (“Sponsor”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Study Merger Agreement (as defined below).

WHEREAS, Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (“Study”), and the Issuer intend to effect a cross-border merger of Study with and into the Issuer in accordance with the Agreement and Plan of Merger (the “Study Merger Agreement”), dated as of the date hereof, by and among the Issuer and Study, the General Corporation Law of the State of Delaware, the provisions of Directive 2017/1132 regarding certain aspects of company law issued by the European Parliament and Council on 14 June 2017, which was transposed into Luxembourg law via Articles 1020-1 et seq. of the law of 10 August 1915 regarding commercial companies, as amended, and a joint merger proposal, pursuant to which, among other things, Study will cease to exist and Study’s subsidiaries shall become subsidiaries of the Issuer, which shall survive as the surviving corporation (the “Study Merger” and, together with the other transactions contemplated by the Study Merger Agreement, the “Study Transactions”);

WHEREAS, following the closing of the Study Transactions, the Issuer intends to effect a merger (the “Magnet Merger” and, together with the other transactions contemplated by the Magnet Merger Agreement (as defined below), the “Magnet Transactions” and, together with the Study Transactions, the “Transactions”) of Magnet Merger Sub, Inc., a Delaware corporation, with and into Albert DE Holdings Inc., a Delaware corporation (“Magnet”), in accordance with the Agreement and Plan of Merger (the “Magnet Merger Agreement”), dated as of the date hereof, by and among the Issuer, Merger Sub and Magnet;

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer the lesser of (i) 10,000,000 shares of the Issuer’s Class A common stock, par value $0.0001 per share (“Class A common stock”), and (ii) such number of shares of Class A common stock that would result in Subscriber beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act (as defined below)) as of immediately following the closing of the Study Transactions, a number of shares of Class A common stock representing 9.9% of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis (such number of Shares subscribed for and purchased by Subscriber in the First Step Investment (as defined below), the “First Step Investment Shares”), for a purchase price of $10.00 per share (the “Per Share Price”), for an aggregate purchase price of up to $100,000,000 (the “First Step Investment Purchase Price”), and the Issuer desires to issue and sell to Subscriber the First Step Investment Shares in consideration of the payment of the First Step Investment Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein (the “First Step Investment”); and

WHEREAS, in addition to the First Step Investment, Subscriber shall have the option, but not the obligation, to subscribe for and purchase from the Issuer up to the lesser of (i) 40,000,000 additional shares of Class A common stock and (ii) such number of additional shares of Class A common stock that would result in Subscriber beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act (as defined below)) as of immediately following the closing of the Study Transactions, a number of shares of Class A common stock representing 35% of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis (such ownership percentage, the “Maximum Target Ownership”) (such number of shares subscribed for and purchased by Subscriber in the Second Step Investment (as defined below), the “Second Step Investment Shares” and, together with the First Step Investment Shares, the “Shares”) at the Per Share Price, for an aggregate purchase price of up to $400,000,000 (such aggregate purchase price for the Second Step Investment Shares, the “Second Step Investment Purchase Price” and, together with the First Step Investment Purchase Price, the “Purchase Price”), and upon Subscriber’s election to subscribe for and purchase the Second Step Investment Shares, the Issuer shall issue and sell to Subscriber the Second Step Investment Shares in consideration of the payment of the Second Step Investment Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein (the “Second Step Investment” and, together with the First Step Investment, the “Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.            Subscription.

1.1            First Step Investment. Subject to the terms and conditions hereof, at the First Step Investment Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the First Step Investment Purchase Price, the First Step Investment Shares (such subscription and issuance, the “First Step Investment Subscription”).

1.2            Second Step Investment.

1.2.1            Subject to the terms and conditions hereof, the Issuer hereby irrevocably grants to Subscriber an option (the “Second Step Option”) that may be exercised at any time following the date hereof and prior to the thirtieth (30th) calendar day following the date hereof (the “Option Period”) to subscribe for and purchase the Second Step Investment Shares.

1.2.2            Subscriber may, at its sole discretion, exercise the Second Step Option at any time during the Option Period by delivering a written notice to the Issuer of its intent to make the Second Step Investment (the “Second Step Investment Notice”), which Second Step Investment Notice shall specify the number of Second Step Investment Shares to be subscribed for and purchased by Subscriber in the Second Step Investment, up to a maximum of the lesser of (i) 40,000,000 shares of Class A common stock and (ii) such number of shares of Class A common stock that would result in Subscriber beneficially owning as of immediately following the closing of the Study Transactions a number of shares of Class A common stock representing no more than the Maximum Target Ownership on a fully-diluted and as-converted basis. If Subscriber does not deliver the Second Step Investment Notice during the Option Period, the Second Step Option shall expire.

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1.2.3            Upon delivery of the Second Step Investment Notice, subject to the terms and conditions hereof, at the Second Step Investment Closing (as defined below), in addition to the First Step Investment Subscription, Subscriber shall be obligated to subscribe for and purchase, and the Issuer shall be obligated to issue and sell to Subscriber, upon the payment of the Second Step Investment Purchase Price, the Second Step Investment Shares (such subscription and issuance, the “Second Step Investment Subscription” and, together with the First Step Investment Subscription and the other transactions contemplated by this Subscription Agreement, the “Subscription”).

1.3            Merger Consideration and Concurrent Equity Investment Adjustment. Without duplication of the preemptive rights in Section 6 and notwithstanding anything to the contrary in this Subscription Agreement, in the event that Subscriber has made the Second Step Investment Subscription for the maximum number of Shares pursuant to Section 1.2 and after giving effect to the Study Transactions and the issuance of the Shares, Subscriber would beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), a number of shares of Class A common stock representing less than the Maximum Target Ownership on a fully-diluted and as-converted basis, Subscriber shall have the right to purchase, at the Per Share Price and in addition to the Shares, a number of shares of Class A common stock that would result in Subscriber maintaining, on a pro forma basis after giving effect to the issuance of such shares of Class A common stock to Subscriber, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least, but no more than, the Maximum Target Ownership on a fully-diluted and as-converted basis. For purposes of calculating “beneficial ownership” or phrases of similar import under this Subscription Agreement, any Warrants (as defined below) owned by Subscriber shall not be included in such calculation unless such Warrants have been exercised and shares of Class A common stock have been issued in connection therewith.

2.            Representations, Warranties and Agreements.

2.1            Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares and the Warrants, if applicable, to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1            Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

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2.1.2            This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3            The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the ability of Subscriber to enter into, perform its obligations under or consummate the transactions contemplated by this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) assuming each of the consents, authorizations and approvals referred to in Section 2.1.4 are obtained and each of the filings referred to in Section 2.1.4 are made and any applicable waiting periods referred to therein have expired, result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4            Except for (i) applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws (as defined below) (including the HSR Act (as defined below)), and (ii) solely to the extent Subscriber has elected to deliver the Second Step Investment Notice, the submission of a voluntary notice to CFIUS (as defined below) and receipt of CFIUS Approval (as defined below), no consents or approvals of, or notices to or filings, declarations or registrations with, any governmental authority of competent jurisdiction are necessary for the execution and delivery of this Subscription Agreement by Subscriber and the consummation by Subscriber of the Subscription, other than as would not reasonably be expected to have a Subscriber Material Adverse Effect.

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2.1.5            Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Shares and the Warrants, if applicable, only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares and the Warrants, as applicable, as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares and the Warrants, if applicable, with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares or the Warrants.

2.1.6            Subscriber understands that the Shares and the Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares and the Warrants have not been registered under the Securities Act. Subscriber understands that the Shares and the Warrants may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares or the Warrants shall contain a legend to such effect. Subscriber acknowledges that the Shares or the Warrants will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares or the Warrants will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares or the Warrants and may be required to bear the financial risk of an investment in the Shares or the Warrants for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares or the Warrants.

2.1.7            Subscriber understands and agrees that Subscriber is purchasing the Shares and the Warrants, if applicable, directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.

2.1.8            Subscriber represents and warrants that its acquisition and holding of the Shares and the Warrants will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

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2.1.9            In making its decision to purchase the Shares and the Warrants, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares and the Warrants or the offer and sale of the Shares and the Warrants. Subscriber acknowledges and agrees that Subscriber has received, has had an adequate opportunity to review and has reviewed such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares and the Warrants, including with respect to the Issuer, Study, Magnet and the Transactions, and has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Shares and the Warrants. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and the Warrants.

2.1.10            Subscriber became aware of this offering of the Shares and the Warrants solely by means of direct contact between Subscriber and the Issuer or its representative. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representative, and the Shares and the Warrants were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representative. Subscriber did not become aware of this offering of the Shares and the Warrants, nor were the Shares or the Warrants offered to Subscriber, by any other means.

2.1.11            Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares and the Warrants. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and the Warrants, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

2.1.12            Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and the Warrants and determined that the Shares and the Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.13            Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or the Warrants or made any findings or determination as to the fairness of an investment in the Shares or the Warrants.

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2.1.14            Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

2.1.15            Subscriber is not an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code.

2.1.16            Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s common stock, Subscriber is not currently (and at all times through the First Step Investment Closing, if Subscriber has not made the Second Step Investment, and through the Second Step Investment Closing, if Subscriber has made the Second Step Investment, will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.17            Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, or will have access to, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 and was not formed for the purpose of acquiring the Shares and the Warrants.

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2.1.18            None of the information provided or to be provided in writing by or on behalf of Subscriber for inclusion in the Joint Proxy Statement or Joint Proxy Statement/Prospectus (each, as defined in the Study Merger Agreement) will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.1.19            No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.2            Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares and the Warrants, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1            The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2            When issued and delivered to Subscriber against full payment for the Shares and the Warrants in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares and the Warrants will be duly authorized, validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation (the “Charter”) or under the DGCL. The shares of Class A common stock issuable upon exercise of the Warrants (the “Warrant Shares”), when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation or under the DGCL.

2.2.3            This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

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2.2.4            The Issuer is classified as a Subchapter C corporation for U.S. federal income tax purposes.

2.2.5            The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the Warrants and the consummation of the certain other transactions contemplated herein will not, subject to the receipt of the Buyer Stockholder Approval (as defined in the Study Merger Agreement) and the effectiveness of the Buyer A&R Charter Amendment (as defined in the Study Merger Agreement), (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) assuming each of the consents, authorizations and approvals referred to in Section 2.2.6 are obtained and each of the filings referred to in Section 2.2.6 are made and any applicable waiting periods referred to therein have expired, result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.6            Subject to the receipt of the Buyer Stockholder Approval and the effectiveness of the Buyer A&R Charter Amendment and except for (i) applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws (including the HSR Act), and (ii) solely to the extent Subscriber has elected to deliver the Second Step Investment Notice, the submission of a voluntary notice to CFIUS and receipt of CFIUS Approval, no consents or approvals of, or notices to or filings, declarations or registrations with, any governmental authority of competent jurisdiction are necessary for the execution and delivery of this Subscription Agreement by the Issuer and the consummation by the Issuer of the Subscription, other than as would not reasonably be expected to have an Issuer Material Adverse Effect.

2.2.7            Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares or the Warrants under the Securities Act.

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2.2.8            Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares or the Warrants and neither the Issuer nor any person acting on its behalf offered any of the Shares or the Warrants in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.9            The Issuer acknowledges that there have been no representations, warranties, covenants or agreements made to the Issuer by Subscriber or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.

2.2.10            As of the date of this Subscription Agreement, the authorized capital shares of the Issuer consists of (a) 200,000,000 shares of Class A common stock, (b) 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 69,000,000 shares of Class A common stock are issued and outstanding; (iii) 17,250,000 shares of Class B common stock are issued and outstanding; (iv) 15,800,000 warrants to purchase 15,800,000 shares of Class A common stock (the “Private Placement Warrants”) are outstanding; and (v) 23,000,000 warrants to purchase 23,000,000 shares of Class A common stock (the “Public Warrants”) are outstanding. Subject to the receipt of the Buyer Stockholder Approval and the effectiveness of the Buyer A&R Charter Amendment, all (i) issued and outstanding shares of Class A common stock and Class B common stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and as contemplated by the Study Merger Agreement or the Magnet Merger Agreement and except for any Class A common stock or any warrants exercisable for shares of Class A common stock committed to be issued or issued after the date hereof at a purchase price, or at an exercise price, as applicable, equal to or greater than ten dollars ($10.00) per share (before calculating any transaction expenses, original issuance discounts or other similar premiums, charges and expenses that are customary for issuances of equity or equity-linked securities in connection with a private investment in a public company) or any shares of Class A common stock issued in respect thereof or in respect of the equity interests set forth above, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A common stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Study Merger Agreement.

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2.2.11            Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws.

2.2.12            The Issuer has made available to Subscriber (including via the Securities and Exchange Commission’s (the “Commission”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.13            The Joint Proxy Statement and Joint Proxy Statement/Prospectus, when filed with the Commission, at the time of any amendment or supplement thereto, at the time of any publication, distribution or dissemination thereof, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Issuer with respect to information supplied by or on behalf of Subscriber, Study or Magnet, in each case, specifically for inclusion in the Joint Proxy Statement or Joint Proxy Statement/Prospectus.

2.2.14            As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, claims, actions, suits, arbitrations, litigation or proceedings (“Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement.

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2.2.15            No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber. The Issuer agrees to indemnify and hold harmless Subscriber from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of Issuer and to bear the cost of legal expenses incurred by Subscriber in defending against any such claim.

2.2.16            The Class A common stock of the Issuer is registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Class A common stock or prohibit or terminate the listing of the Class A common stock on the NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A common stock under the Exchange Act.

2.2.17            Except for employment-related contracts and benefit plans or as otherwise set forth in the SEC Documents and except for Related Party Arrangements (as defined below) disclosed to Subscriber pursuant to this Section 2.2.17, neither the Issuer nor any of its subsidiaries is a party or is otherwise bound by a contract, arrangement or other transaction with any Issuer Related Party (“Related Party Arrangements”), including any such contract, arrangement or other transaction with the Sponsor. “Issuer Related Party” means, collectively, Sponsor, its affiliates, any affiliate of the Issuer and any of their respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, advisers, agents, attorneys or other representatives and the respective successors and assigns of any of the foregoing persons. The Issuer has made available to Subscriber a true, correct and complete copy of (i) each agreement providing for a Related Party Arrangement and (ii) each agreement between the Issuer or any of its subsidiaries and Study or any of its directors, officers and employees.

2.2.18            The board of directors of the Issuer (the “Board”) has taken all necessary action to ensure that no restrictions included in any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover law (including Section 203 of the DGCL), or in Section 10.2 of the Charter or Article X.B of the Buyer Second A&R Charter (as defined in the Merger Agreement), is, or as of the First Step Investment Closing and the Second Step Investment Closing, if applicable, will be, applicable to the Subscription.

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3.            Settlement Date and Delivery.

3.1            Closing.

3.1.1            The closing of the First Step Investment Subscription contemplated hereby (the “First Step Investment Closing”) shall occur on the date of, and immediately prior to, the consummation of the Study Transactions (such date, the “First Step Investment Closing Date”). At least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Study Transactions to be satisfied (the “First Step Investment Expected Closing Date”), the Issuer shall deliver written notice to Subscriber (the “First Step Investment Closing Notice”) specifying the (i) First Step Investment Expected Closing Date and (ii) the wire instructions for delivery of the First Step Investment Purchase Price to the Issuer. Subscriber shall deliver to the Issuer, on or prior to 9:00 a.m. (Eastern Time) on the First Step Investment Closing Date the First Step Investment Purchase Price, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the First Step Investment Closing Notice against (and concurrently with) delivery by the Issuer to Subscriber of (a) the First Step Investment Shares in book-entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (b) written notice from the Issuer or its transfer agent evidencing the issuance to Subscriber of the First Step Investment Shares, on and as of the First Step Investment Closing Date. If the Study Transactions are not consummated within one (1) Business Day after Subscriber has delivered the First Step Investment Purchase Price to the Issuer, the Issuer shall promptly (but in no event later than one (1) Business Day thereafter) return the First Step Investment Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber in writing. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.

3.1.2            The closing of the Second Step Investment Subscription contemplated hereby (the “Second Step Investment Closing”) shall occur on the later of (i) the First Step Investment Closing Date and (ii) the second (2nd) Business Day following the date on which CFIUS Approval and any required consents, authorizations and approvals required to be obtained under any Antitrust Laws, (including the HSR Act) have been obtained (the “Second Step Investment Closing Date”). At least five (5) Business Days prior to the date that the Issuer reasonably expects the Second Step Investment Closing Date to occur (the “Second Step Investment Expected Closing Date”), the Issuer shall deliver written notice to Subscriber (the “Second Step Investment Closing Notice”) specifying the (i) Second Step Investment Expected Closing Date and (ii) the wire instructions for delivery of the Second Step Investment Purchase Price to the Issuer. Subscriber shall deliver to the Issuer, on or prior to 9:00 a.m. (Eastern Time) on the Second Step Investment Closing Date the Second Step Investment Purchase Price, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Second Step Investment Closing Notice against (and concurrently with) delivery by the Issuer to Subscriber of (a) the Second Step Investment Shares and the Warrants, if applicable, in book-entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (b) written notice from the Issuer or its transfer agent evidencing the issuance to Subscriber of the Second Step Investment Shares and the Warrants, if applicable, on and as of the Second Step Investment Closing Date.

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3.2            Conditions to Closing of the Issuer.

The Issuer’s obligations to sell and issue the Shares and the Warrants, if applicable, at each of the First Step Investment Closing and the Second Step Investment Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the First Step Investment Closing Date or the Second Step Investment Closing Date, as applicable, of each of the following conditions:

3.2.1            Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the First Step Investment Closing Date and the Second Step Investment Closing Date, as applicable (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Study Transactions.

3.2.2            Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the First Step Investment Closing Date and the Second Step Investment Closing Date, as applicable.

3.2.3            Closing of the Study Transactions. All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Study Transactions set forth in the Study Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Study Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Study Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Study Transactions), and the Study Transactions will be consummated immediately following the First Step Investment Closing.

3.2.4            Legality. (i) There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement and (ii) there shall not have been commenced by any governmental authority and still be pending any Action that seeks to enjoin or prohibit the transactions contemplated by this Subscription Agreement.

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3.2.5            Governmental Approvals. Any required consents, authorizations and approvals required to be obtained under any Antitrust Laws, including the HSR Act, prior to the consummation of the First Step Investment or the Second Step Investment, as applicable, shall have been obtained (or any applicable waiting period thereunder shall have been expired or been terminated).

3.3            Conditions to Closing of Subscriber. Subscriber’s obligation to purchase the Shares and the Warrants, if applicable, at each of the First Step Investment and the Second Step Investment Closing, are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the First Step Investment Closing Date or the Second Step Investment Closing Date, as applicable, of each of the following conditions:

3.3.1            Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the First Step Investment Closing Date and the Second Step Closing Date, as applicable (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Study Transactions.

3.3.2            Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the First Step Investment Closing Date and the Second Step Closing Date, as applicable.

3.3.3            Closing of the Study Transactions. (i) All conditions precedent to the consummation of the Study Transactions set forth in the Study Merger Agreement shall have been satisfied (other than those conditions that may only be satisfied at the consummation of the Study Transactions, but subject to satisfaction of such conditions as of the consummation of the Study Transactions), (ii) no amendment, modification or waiver of the Study Merger Agreement (as the same exists on the date hereof as provided to Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent (it being understood that (a) any amendment or modification to the definition of “Material Adverse Effect” in the Study Merger Agreement (as the same exists on the date hereof as provided to Subscriber) or waiver of any representation, warranty or condition in respect thereof, (b) any amendment, modification or waiver that would affect the conditions precedent to the consummation of the Study Transactions set forth in the Study Merger Agreement (including any amendment or modification of definitions relevant thereto, including Available Closing Date Cash (as defined in the Study Merger Agreement)) or (c) any amendment or modification to the definitions of Class A First Lien Exchange Ratio, Class A Second Lien Exchange Ratio, Class C Exchange Ratio and Class C Redemption Amount (each, as defined in the Study Merger Agreement) shall be deemed to have such a material and adverse effect) and (iii) the Study Transactions will be or shall have been consummated immediately following the First Step Investment Closing.

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3.3.4            Legality. (i) There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement and (ii) there shall not have been commenced by any governmental authority and still be pending any claim, action, suit, arbitration, litigation or proceeding that seeks to enjoin or prohibit the transactions contemplated by this Subscription Agreement.

3.3.5            Issuer Stockholder Approval. To the extent required by the listing rules of the New York Stock Exchange (the “NYSE”), approval of the issuance of the Shares and, if applicable, the Warrants and the Warrant Shares, and the other transactions contemplated by this Subscription Agreement, by the Issuer’s stockholders shall have been obtained.

3.3.6            Board of Directors. In the event of the Second Step Investment and the Subscriber Designees (as defined below) having been designated by Subscriber within thirty (30) days following the date hereof, the Board shall have taken all actions necessary and appropriate to cause to be elected or appointed to the Board the Subscriber Designees, effective immediately upon the Second Step Investment Closing.

3.3.7            Registration Rights Agreement. The parties shall have entered into a joinder, or otherwise become a party, to the Registration Rights Agreement (as defined in the Study Merger Agreement).

3.3.8            Strategic Support Agreement. The parties shall have entered into the Strategic Support Agreement (the “Strategic Support Agreement”), a form of which is attached hereto as Exhibit A.

3.3.9            Governmental Approvals. Any required consents, authorizations and approvals required to be obtained under any Antitrust Laws, including the HSR Act, prior to the consummation of the First Step Investment or the Second Step Investment, as applicable, shall have been obtained (or any applicable waiting period thereunder shall have been expired or been terminated).

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3.4            Additional Conditions to the Second Step Investment of Subscriber. Notwithstanding the delivery of the Second Step Investment Notice, Subscriber’s obligation to purchase the Second Step Investment Shares and the Warrants, if applicable, at the Second Step Investment Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Second Step Investment Closing Date, of the following condition:

3.4.1            CFIUS Approval. CFIUS Approval (as defined below) shall have been obtained. For purposes of this Subscription Agreement, “CFIUS Approval” shall mean (i) a written notification (including by email) issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has determined that the Subscription is not a “covered transaction” and not subject to review by CFIUS under applicable law, (ii) a written notification (including by email) issued by CFIUS that it has concluded all action under Section 721 of the Defense Production Act of 1950 (codified at 50 U.S.C. § 4565) and all rules and regulations promulgated thereunder, including those codified at 31 C.F.R. Parts 800 and 801 (the “DPA”) and determined that there are no unresolved national security concerns with respect to the Subscription or (iii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and either (a) the President shall have notified the parties hereto of his determination not to use his powers pursuant to the DPA to suspend or prohibit the consummation of the Subscription or (B) the fifteen (15) days allotted for presidential action under the DPA shall have passed without any determination by the President.

4.           Lock-Up.

4.1            During the period commencing on the First Step Investment Closing Date and continuing until the earlier of (i) the one (1) year anniversary of the First Step Investment Closing and (ii) (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the First Step Investment Closing or (y) the date on which the Issuer completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Issuer’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property, Subscriber agrees not to Transfer any Shares.

4.2            During the period commencing on the Second Step Investment Closing Date and continuing until thirty (30) days after the completion of the Study Transactions, Subscriber agrees not to Transfer any Warrants or Warrant Shares.

4.3            For purposes of this Section 4, “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

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4.4            Notwithstanding the foregoing, Transfers of Shares shall be permitted to any affiliate of Subscriber provided that such affiliate enters into a written agreement agreeing to be bound by the provisions of this Section 4 (“Permitted Transferee”).

4.5            Subscriber also agrees and consents to the entry of stop transfer instructions with the Issuer’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to Subscriber’s Shares describing the foregoing restrictions.

4.6            Notwithstanding the generality of the foregoing, until the two (2) year anniversary of the First Step Investment Closing Date, the Issuer shall not enter into, or modify any existing or future, agreements with existing or future investors in the Issuer, Study or any of its affiliates that will have, after taking into effect any such investment, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of Equity Securities representing ten percent (10%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis, including the Sponsor, that have the effect of establishing rights or obligations that are more favorable in any material respect to such investor than the rights and obligations of Subscriber established in this Section 4, or waive any analogous rights and obligations binding any such existing or future investor, unless, in any such case, Subscriber has also been provided with such rights and obligations or the Issuer has waived Subscriber’s rights and obligations established in this Section 4, as applicable.

5.           Registration Rights. Prior to or concurrently with the First Step Investment Closing, the parties shall enter into a joinder, or otherwise become a party, to the Registration Rights Agreement. The Issuer shall not enter into, or modify any existing or future, agreements with existing or future investors in the Issuer, including the Sponsor, that have the effect of adversely affecting Subscriber’s priority of participation in any underwritten offerings to which Subscriber would be eligible to participate under the terms of the Registration Rights Agreement, as joined by Subscriber.

6.           Certain New Securities.

6.1            For purposes of this Section 6, the following terms shall have the following meanings:

6.1.1            “Convertible Securities” means any security convertible into or exchangeable for Class A common stock.

6.1.2            “Equity Securities” means (A) all shares of capital stock of the Issuer, (B) all securities convertible into or exchangeable for shares of capital stock of the Issuer and (C) all options, warrants or other rights to purchase or otherwise acquire from the Issuer shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

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6.1.3            “Excluded Securities” means (A) any shares of capital stock or options to purchase shares of capital stock, or other equity-based awards (including restricted stock units), issued or granted to employees (or prospective employees who have accepted an offer of employment), directors or consultants of the Issuer, pursuant to plans that have been approved by a majority of the independent members of the Board; (B) securities issued by the Issuer upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of capital stock and are outstanding as of the date of this Subscription Agreement, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the date of this Subscription Agreement; (C) securities issued by the Issuer pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the disinterested members of the Board; and (D) the Shares and the Warrants, if applicable. For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.

6.1.4            “New Securities” means all Equity Securities other than: (A) Excluded Securities; (B) shares of any class of capital stock of the Issuer issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock; (C) shares of Class A common stock issued pursuant to a bona fide public offering, or Convertible Securities or shares of Class A common stock issuable upon exercise or conversion of Convertible Securities issued pursuant to a bona fide public offering, in each case with aggregate proceeds of at least $25,000,000 if Subscriber has been afforded the opportunity to participate in such public offering or in a substantially concurrent private offering on substantially identical terms, and (D) the issuance of warrants with indebtedness for purposes of yield enhancement.

6.1.5            “Options” means any options, warrants or other rights to subscribe for or to purchase, or any options for the purchase of, any Class A common stock or Convertible Securities.

6.2            Subject to any required approval of the stockholders of the Issuer pursuant to the applicable rules and listing standards of the NYSE (which the Issuer will use reasonable best efforts to obtain), if Subscriber has made the Second Step Investment Subscription, and after the Second Step Investment Closing Date and after giving effect to Section 1.3, the Issuer intends to issue New Securities to any person, then, at least fifteen (15) Business Days prior to the issuance of the New Securities, the Issuer shall deliver to Subscriber an offer (the “Offer”) to issue New Securities to Subscriber for cash in an aggregate amount, on a pro forma basis after giving effect to the issuance of the New Securities, that would result in Subscriber maintaining beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least the percentage of the issued and outstanding shares of Class A common stock that it beneficially owns immediately prior to the issuance of such New Securities on a fully-diluted and as-converted basis but, solely prior to the expiration of the Standstill Period (as defined below), not to the extent such issuance would result in Subscriber having beneficial ownership of more than thirty-five percent (35%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis; provided, however, that the Issuer shall have no obligation to make an Offer if, immediately prior to the issuance of such New Securities, Subscriber has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of less than fifteen percent (15%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis; provided, further, that to the extent that the Issuer enters into, or modifies any existing or future, agreements with any existing or future investors pursuant to which such investor shall have preemptive rights below such fifteen percent (15%) threshold on a fully-diluted and as-converted basis, such lower threshold shall also apply to Subscriber. Notwithstanding the foregoing, the Issuer in its discretion may voluntarily provide an Offer to Subscriber even if the foregoing conditions have not been satisfied. The Offer shall state that the Issuer proposes to issue the New Securities and shall specify their number and terms (including the cash purchase price or the fair market value of any non-cash consideration as reasonably determined by the Board). The Offer shall remain open and irrevocable for a period of 15 Business Days (the “Offer Period”) from the date of its delivery.

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6.3            If Subscriber has made the Second Step Investment Subscription, notwithstanding anything to the contrary herein (including, for the avoidance of doubt, the definitions of New Securities and Excluded Securities and the first proviso in the first sentence of Section 6.2), if the Issuer intends to issue Equity Securities which would result in Subscriber having beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of less than ten percent (10%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis, the Issuer shall deliver to Subscriber an offer, in compliance with the procedures set forth in Section 6.2, to issue such Equity Securities to Subscriber in an aggregate amount, on a pro forma basis after giving effect to such Equity Securities, that would result in Subscriber maintaining beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least ten percent (10%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis.

6.4            Subscriber shall have the right to purchase New Securities on the terms and conditions set forth in the Offer for cash (at the cash purchase price or the fair market value as set forth in the Offer) by delivering written notice of acceptance thereof to the Issuer during the Offer Period. The closing of the purchase of New Securities by Subscriber shall be held at the principal office of the Issuer at 9:00 a.m. local time on the closing date set forth in the Offer or at such other time and place as the parties to the transaction may agree. At such closing, the Issuer shall deliver the New Securities to Subscriber against payment of the purchase price therefor by Subscriber. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to consummate such transactions.

6.5            If Subscriber does not elect to purchase New Securities pursuant to Section 6.4, the Issuer may sell the New Securities on terms and conditions that are no more favorable in the aggregate to the applicable purchaser than those set forth in the Offer. If such sale is not consummated within sixty (60) days of the date upon which the Offer is given, then no issuance of New Securities may be made thereafter by the Issuer without again offering the same to Subscriber in accordance with this Section 6.

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6.6            The Issuer shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan unless Subscriber is grandfathered into such agreement or plan; provided, that, for the avoidance of doubt, any further acquisition of Equity Securities by Subscriber would be subject to such agreement or plan; provided, further, that, subject to Section 7, to the extent that the Issuer enters into, or modifies any existing or future, stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan pursuant to which any existing or future investor shall be grandfathered into such agreement or plan or granted a waiver with respect to an ownership threshold that is higher than the threshold applicable to Subscriber pursuant to such agreement or plan, such higher threshold shall also apply to Subscriber.

6.7            The rights granted in this Section 6 are personal to Subscriber and do not constitute a right of holders of any securities of the Issuer, as such.

7.           Standstill.

7.1            Subscriber agrees that until the earlier of (i) the third (3rd) anniversary of the First Step Investment Closing and (ii) the occurrence of a Significant Event (as defined below) (the “Standstill Period”), without the prior written consent of the Issuer, it will not at any time, nor will it cause or permit any of its affiliates to: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (x) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof) as a result of which Subscriber would beneficially own more than thirty-five percent (35%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis, (y) any tender or exchange offer, merger or other business combination involving the Issuer or assets of the Issuer constituting a significant portion of the consolidated assets of the Issuer, or (z) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Issuer or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Issuer or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, the Board or policies of the Issuer or to obtain representation on the Board; (d) take any action which would or would reasonably be expected to require the Issuer to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing; it being understood that nothing in this Section 7 shall (I) restrict or prohibit the any representative of Subscriber on the Board from taking any action, or refraining from taking any action in connection with his or her role as a member of the Board or (II) restrict Subscriber’s acquisition of the Shares in accordance with the terms of this Subscription Agreement. Further, nothing in this Section 7 shall prohibit Subscriber from making any proposal or offer with respect to the foregoing directly to the Board on a confidential basis; provided that such proposal or offer would not reasonably be expected to require any public disclosure regarding such proposal or offer. For purposes of this Section 7, a “Significant Event” shall mean (A) the entry by the Issuer into a definitive agreement providing for, directly or indirectly, (x) any acquisition or purchase by any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than by Subscriber or any of its affiliates, of securities representing or convertible into fifty percent (50%) or more of the then outstanding voting securities of the Issuer or any of its subsidiaries, (y) any merger, consolidation, business combination or similar transaction involving the Issuer or any of its subsidiaries pursuant to which the stockholders of the Issuer immediately preceding such transaction will hold less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity of such transaction; or (z) any sale, lease, exchange, transfer, license or disposition of all or a majority of the consolidated assets of the Issuer and its subsidiaries (any of the transactions described in the foregoing clauses (x), (y) or (z), an “Acquisition Transaction”), (B) commencement or other public announcement by a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Subscriber or any of its affiliates, of a tender offer or exchange offer which, if consummated, would constitute an Acquisition Transaction and the Board either accepts or recommends such offer or fails to recommend within ten (10) Business Days from the date of commencement or other public announcement of such offer that its stockholders reject such offer and (C) the closing price of the Class A common stock falls below $5.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period.

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7.2            Subject to Section 4, if the exercise of Warrants, if any, would result in Subscriber beneficially owning more than thirty-five percent (35%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis, at Subscriber’s request, the Issuer shall use reasonable best efforts to facilitate Subscriber’s prompt sale, transfer or disposal of such number of Warrants (if exercised) or such number of Warrant Shares (following exercise) that would result in Subscriber exceeding such threshold and nothing in this Subscription Agreement or otherwise shall prevent any such sale, transfer or disposal.

8.           Information and Access.

8.1            Subject to Section 8.2, and for so long as Subscriber holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the issued and outstanding shares of the Class A common stock on a fully-diluted and as-converted basis, the Issuer shall deliver to Subscriber:

8.1.1            within ninety (90) days after the end of each fiscal year of the Issuer, (A) an audited, consolidated balance sheet of the Issuer as of the end of such fiscal year, (B) an audited, consolidated income statement of the Issuer for such fiscal year and (C) an audited, consolidated statement of cash flows of the Issuer for such fiscal year;

8.1.2            within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Issuer, (A) an unaudited, consolidated balance sheet of the Issuer as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Issuer for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Issuer for such fiscal quarter;

8.1.3            such other information relating to the financial condition, business, tax or corporate affairs of the Issuer as Subscriber may reasonably request from time to time, including (i) information relating to accounting or securities law matters required by Subscriber or its affiliates in connection with its audit, (ii) information required by Subscriber or its affiliates to comply with any stock exchange requirements and (iii) information reasonably necessary for the preparation of financial statements and other bona fide accounting and/or reporting purposes, but not, for the avoidance of doubt, any information that constitutes material non-public technical information within the meaning of 31 C.F.R. 800.232.

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8.2            Notwithstanding the foregoing, financial statements and other reports required to be delivered pursuant to this Section 8 filed by the Issuer with the Commission and available on EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the Commission as a substitute for or successor to EDGAR) shall be deemed to have been delivered to Subscriber on the date on which the Issuer posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the Commission as a substitute for or successor to EDGAR).

8.3            For so long as Subscriber holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the issued and outstanding shares of the Class A common stock on a fully-diluted and as-converted basis, Subscriber or the employees of Subscriber shall have the reasonable right to consult from time to time with the officers of the Issuer at its principal place of business regarding operating and financial matters of the Issuer; provided that the exercise of such right does not materially interfere with the operations of the business of the Issuer.

8.4            Access.

8.4.1            For so long as Subscriber holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the issued and outstanding shares of the Class A common stock on a fully-diluted and as-converted basis, the Issuer shall, and shall cause of each of its subsidiaries to, at the sole cost and expense of Subscriber, (i) afford Subscriber and its representatives reasonable access, during normal business hours, to the properties, books and records of the Issuer and its subsidiaries, (ii) furnish to Subscriber and its representatives such additional financial and operating data and other information regarding the Issuer and its subsidiaries as Subscriber or its representatives may reasonably request in connection with its ownership of the Shares and (iii) make available to Subscriber and its representatives, during normal business hours, those directors, officers, employees, internal auditors, accountants and other representatives of the Issuer and its subsidiaries, except, in the case of (i) and (ii), as set forth in Section 8.4.2.

8.4.2            Notwithstanding anything in Section 8.4.1 to the contrary, (i) in no event shall the Issuer or its subsidiaries be obligated to provide any (a) access or information in violation of any applicable law, (b) information the disclosure which, in the judgment of legal counsel, could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to the Issuer or any of its subsidiaries relating to such information, (c) information the disclosure of which would cause the Issuer or any of its subsidiaries to breach a confidentiality obligation to which it is bound or (d) information that constitutes material non-public technical information within the meaning of 31 C.F.R. 800.232; provided, that the parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding clauses (a), (b) or (c) apply and (ii) any access or investigation contemplated by Section 8.4.1 shall not unreasonably interfere with any of the business, personnel or operations of the Issuer or any of its subsidiaries.

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8.5            Diligence Cooperation. The Issuer shall use reasonable best efforts to provide to Subscriber all diligence information with respect to Study and Magnet reasonably requested by Subscriber, including any materials provided by Study or Magnet, as applicable, to the Issuer or any of its representatives or any materials prepared by or on behalf of the Issuer, in each case to the extent required to facilitate (i) Subscriber’s consideration of the Second Step Investment, (ii) the preparation of any filings or submissions required in connection with obtaining CFIUS Approval or any required consents, authorizations and approvals required to be obtained under any Antitrust Laws (including the HSR Act) in connection with the Subscription and (iii) Subscriber’s confirmation of the satisfaction of the closing conditions set forth in this Subscription Agreement, including by exercising any applicable rights of the Issuer under the Study Merger Agreement and the Magnet Merger Agreement, respectively, to facilitate the foregoing. To the extent that such diligence materials are not in the Issuer’s possession, or cannot be provided to Subscriber because of a confidentiality obligation to which the Issuer is bound, the parties shall use reasonable best efforts to make alternative arrangements for the provision of such information.

9.           Board Representation and Governance.

9.1            The Issuer agrees to take all necessary action to cause the Board to be comprised of at least seven (7) directors at and following the consummation of the Study Transactions. If Subscriber has elected to deliver the Second Step Investment Notice and both the First Step Investment Closing and the Second Step Investment Closing occur, effective as of the Second Step Investment Closing, the Issuer will take all necessary action (i) to cause the Board to (x) create a number of vacancies on the Board effective upon the Second Step Investment Closing (or as promptly thereafter as permitted under applicable laws and the organizational documents of the Issuer) equal to the Percentage Interest of Subscriber multiplied by nine (9) and rounded down to the nearest whole number and (y) fill such vacancies with individuals designated in writing by Subscriber and reasonably acceptable to the Issuer (it being understood that each of the individuals set forth on Exhibit B hereto will be deemed reasonably acceptable to the Issuer) (the “Subscriber Designees”) and (ii) following thereafter, at each annual or special meeting at which the term of a Subscriber Designee shall expire, to cause the Board to nominate a number of Subscriber Designees equal to (x) the Percentage Interest of Subscriber multiplied by the total number of directorships comprising the Board at such time and rounded down to the nearest whole number, minus (y) the number of Subscriber Designees then serving on classes of the Board whose terms are not expiring at such annual or special meeting; provided, that in the event that the total number of directorships comprising the Board after the appointment or nomination, as applicable, of the Subscriber Designees is equal to or greater than ten (10), the Issuer shall cause the Board to take all commercially reasonable actions to reduce the total number of directorships comprising the Board to nine (9) and, in any event, cause the Board at the first annual meeting of the Issuer following the Second Step Investment Closing, to reduce the total number of directorships comprising the Board to nine (9). Notwithstanding the foregoing, the number of Subscriber Designees shall not equal or exceed a majority of the individuals designated or nominated to serve on the Board unless the Percentage Interest of Subscriber is greater than fifty percent (50%); provided, that if (A) Percentage Interest of Subscriber is at least ten percent (10%), Subscriber shall have the right to designate or nominate no less than one (1) Subscriber Designee, (B) Percentage Interest of Subscriber is at least twenty percent (20%), Subscriber shall have the right to designate or nominate no less than two (2) Subscriber Designees and (C) Percentage Interest of Subscriber is less than five percent (5%), Subscriber shall not have the right to designate or nominate any individual for appointment or election to the Board. The initial Subscriber Designees shall include (x) one person recommended by Subscriber and reasonably acceptable to the Issuer to serve as the chairman of the Board pursuant to the Strategic Support Agreement, if any (it being understood that each of the individuals set forth on Exhibit B hereto will be deemed reasonably acceptable to the Issuer), and (y) shall be divided equally among the classes of the Board; provided, that if Subscriber has the right to designate or nominate one (1) Subscriber Designee, such initial Subscriber Designee shall serve as a Class III director, and if Subscriber has the right to designate or nominate two (2) Subscriber Designees, one such initial Subscriber Designee shall serve as a Class III director and the other such initial Subscriber Designee shall serve as a Class II director. The Issuer shall recommend that the holders of Class A common stock vote in favor of the Subscriber Designees and shall support the Subscriber Designees in a manner no less rigorous and favorable than the manner in which the Issuer supports its other nominees in the aggregate. “Percentage Interest” means, with respect to any person and as of any time of determination, a fraction, expressed as a percentage, the numerator of which is the number of shares of Class A common stock held or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such person as of such date and the denominator of which is the aggregate number of shares of Class A common stock issued and outstanding as of such date.

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9.2            In the event of the death, disability, resignation or removal of a Subscriber Designee as a member of the Board, Subscriber would be entitled to cause the Issuer to designate a Subscriber Designee in respect of such vacancy as of such time and, subject to Section 9.3 and any applicable provisions of the DGCL, the Issuer shall take all necessary action to cause the Board to fill such vacancy with an individual designated by Subscriber. Any such designated replacement who becomes a member of the Board shall be deemed to be a Subscriber Designee for all purposes under this Subscription Agreement.

9.3            The Issuer’s obligations to have any Subscriber Designee elected to the Board or nominate any Subscriber Designee for election as a director at any meeting of the Issuer’s stockholders pursuant to this Section 9, as applicable, shall in each case be subject to (a) such Subscriber Designee’s satisfaction of all requirements regarding service as a director of the Issuer under applicable law and stock exchange rules regarding service as a director of the Issuer and all other criteria and qualifications for service as a director applicable to all directors of the Issuer and (b) such Subscriber Designees meeting all independence requirements under the listing rules of the New York Stock Exchange; provided that in no event shall such Subscriber Designee’s relationship with Subscriber or its affiliates (or any other actual or potential lack of independence resulting therefrom) nor the ownership by Subscriber of shares of Class A common stock, in and of itself, be considered to disqualify such Subscriber Designee from being a member of the Board pursuant to this Section 9.

9.4            The Issuer shall indemnify each member of the Board who was elected to the Board as a Subscriber Designee (the “Subscriber Directors”) and provide the Subscriber Directors with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the organizational documents of the Issuer, the DGCL, by contract or otherwise. The Issuer acknowledges and agrees that it (i) is the indemnitor of first resort (i.e., its obligations to the Subscriber Directors are primary and any obligation of Subscriber or their affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Subscriber Directors are secondary) and (ii) shall be required to advance the amount of expenses incurred by the Subscriber Directors and shall be liable for the amount of all expenses and liabilities incurred by the Subscriber Director(s), in each case to the same extent as it advances expenses to other members of the Board, pursuant to the organizational documents of the Issuer, the DGCL, by contract or otherwise, without regard to any rights the Subscriber Directors may have against Subscriber or any of their affiliates.

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9.5            The Issuer shall not decrease the size of the Board without the consent of Subscriber if such decrease would require the resignation of a Subscriber Designee.

9.6            The parties hereto agree that each Subscriber Director shall be entitled to (i), unless waived by the Subscriber Director, cash or equity compensation from the Issuer in connection with his or her service as a director of the Board and (ii) reimbursement from the Issuer for the reasonable out-of-pocket fees or expenses incurred in connection with his or her service as a director of the Board, in each case, in a manner consistent with the Issuer’s practices with respect compensation or reimbursement, respectively, for other members of the Board, including reimbursement pursuant to customary indemnification arrangements.

9.7            For so long as Subscriber has the right to designate a Subscriber Designee to the Board pursuant to this Section 9, the Issuer shall not amend Article IX of the Second Buyer A&R Charter (as may be amended from time to time) without the prior written consent of Subscriber.

10.         Issuer Shareholder Approval. The Issuer agrees to include in its Joint Proxy Statement (as defined in the Study Merger Agreement), to the extent required by the listing rules of the NYSE, a proposal (the “Issuer Shareholder Proposal”) to approve (i) the issuance of shares of Class A common stock to Subscriber in connection with the Subscription (including, for the avoidance of doubt, the Second Step Investment and any Warrant Shares issuable upon exercise of the Warrants) and (ii) the voting of any such shares of Class A common stock issued in connection with the Subscription, that would, in each case, absent such approval violate NYSE Rule 312.03(c) (or its successor) (the “Issuer Shareholder Approval”). The Joint Proxy Statement shall include the Board’s recommendation that the shareholders vote in favor of the Issuer Shareholder Approval and the Issuer shall use its reasonable best efforts to solicit from the shareholders proxies in favor of the Issuer Shareholder Proposal and to obtain the Issuer Shareholder Approval. The Issuer shall respond reasonably promptly to any comments received from the Commission with respect to the Issuer Shareholder Proposal. The Issuer shall provide to Subscriber, as promptly as reasonably practicable after the receipt thereof, any written comments from the Commission or any written request from the Commission or its staff for amendments or supplements to the Joint Proxy Statement relating to the Issuer Shareholder Proposal and shall provide Subscriber with copies of all correspondence between the Issuer, on the one hand, and the Commission and its staff, on the other hand, with respect to the foregoing. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Joint Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the Commission or its staff with respect thereto, the Issuer shall provide Subscriber with a reasonable opportunity to review and comment on such document or response and shall include any reasonable comments made by Subscriber with respect thereto in such document or response.

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11.         CFIUS Approval; Governmental Approvals.

11.1          In the event that Subscriber elects to make the Second Step Investment, each of the parties hereto shall submit as promptly as reasonably practicable after the date of delivery by Subscriber of the Second Step Investment Notice, a joint voluntary notice in draft form to CFIUS with respect to the Subscription and submit a final notice to CFIUS with respect to the Subscription as promptly as reasonably practicable after receiving comments to the draft joint voluntary notice from CFIUS. Each party hereto shall (i) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by CFIUS and (ii) subject in all respects to Section 11.4, promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any laws that may be required by CFIUS so as to enable the parties hereto to consummate the Subscription as promptly as reasonably practicable. Without limiting the generality of the foregoing, subject in all respects to Section 11.4, the Issuer and Subscriber shall promptly take all actions necessary to secure as soon as practicable CFIUS Approval, including with respect to the Issuer, enforcing its rights in Section 5.04 of the Study Merger Agreement and Section 6.04 of the Magnet Merger Agreement to cause Study or Magnet, as applicable, to cooperate in connection with the subject matter thereof.

11.2          Subject in all respects to Section 11.3 and Section 11.4, the parties shall, and shall cause their respective affiliates to take, any and all steps to make all required filings and promptly obtain all consents or approvals of, or notices to or filings, declarations or registrations with, any governmental authority of competent jurisdiction that are necessary for the execution and delivery of this Subscription Agreement by the parties and the consummation by the parties of each of the First Step Investment and the Second Step Investment, as applicable, including with respect to the Issuer, enforcing its rights in Section 5.04 of the Study Merger Agreement and Section 6.04 of the Magnet Merger Agreement to cause Study or Magnet, as applicable, to cooperate in connection with the subject matter thereof.

11.3          Without limiting the generality of the parties’ obligations under Section 11.2, to the extent required, each of the parties shall (i) make its respective filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the Subscription within ten (10) business days of the date of delivery of the Second Step Investment Notice (unless otherwise extended by mutual agreement between the parties) and (ii) any and all other filings required pursuant to other laws applicable to the parties or any of their respective subsidiaries under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”) with respect to the Subscription as promptly as following the date of delivery of the Second Step Investment Notice. Subscriber shall pay 100% of all filing fees related to the HSR Act and any other filings under any other Antitrust Laws.

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11.4          Notwithstanding anything in this Subscription Agreement to the contrary, nothing in this Subscription Agreement shall require any party hereto or any of their respective affiliates to (A) take or agree to take, or omit or agree to omit from taking, any action with respect to any of its or their current or future businesses, assets or operations, including by agreeing to divest, sell, dispose of or hold separate any such businesses, assets or operations or otherwise take any action that would limit any of the parties hereto or any of their respective affiliates’ freedom of action with respect to, or its or their ability to retain, any such businesses, assets or operations, (B) otherwise agree to actions or restrictions relating to the businesses, assets or operations of any party hereto or any of their respective affiliates to the extent those businesses, assets or operations do not involve interstate commerce in the United States, or (C) initiate or prosecute any Action for purposes of obtaining any approval contemplated by this Section 11.

12.         Sponsor Matters.

12.1          Waiver of Conversion Ratio Adjustment. As of and conditioned upon the First Step Investment Closing, the Sponsor, on behalf of itself and any transferees of any shares of Class B common stock owned by the Sponsor, hereby irrevocably relinquishes and waives (i) any and all rights the Sponsor or such transferees have or will have under Section 4.3(b)(ii) of the Charter with respect to the adjustment of the Initial Conversion Ratio (as defined in the Charter) and (ii) the application of Section 4.3(b)(ii) of the Charter.

12.2          Voting Commitment. At the Special Meeting (as defined in the Study Merger Agreement), the Sponsor shall cause any shares of Class B common stock beneficially owned by it to be voted in favor of the Issuer Shareholder Proposal.

12.3          Amendment to Registration Rights Agreement. As of and conditioned upon the First Step Investment Closing, prior to or concurrently with the First Step Investment, the Sponsor, on behalf of itself and any transferees of any shares of Class B common stock owned by the Sponsor, will cause the Registration Rights Agreement to be amended pursuant to the terms thereof to allow Subscriber to enter into a joinder, or otherwise become a party, to the Registration Rights Agreement.

13.         Strategic Support. The parties will enter into the Strategic Support Agreement concurrently with the execution and delivery of this Subscription Agreement, which Strategic Support Agreement shall become effective at the Second Step Investment Closing (solely if immediately following the Second Step Investment Closing, Subscriber is reasonably expected to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis). Concurrently with the Second Step Investment Closing, the Issuer will issue to Subscriber a number of warrants to purchase a number of shares of Class A common stock (the “Warrants”) equal to the number obtained by dividing (i)(x) the number of Second Step Investment Shares specified by Subscriber in the Second Step Investment Notice to be subscribed for and purchased in the Second Step Investment plus (y) the number of First Step Investment Shares by (ii) three (3) (rounded up to the nearest whole number of Warrants), which Warrants shall have terms that are substantively identical to those included in the units offered in the Issuer’s initial public offering.

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14.         Related Party Agreements. From the date hereof and until the First Step Investment Closing (if Subscriber has not made the Second Step Investment) and until the Second Step Investment Closing (if Subscriber has made the Second Step Investment), the Issuer shall not enter into, or modify any existing or future, agreements providing for a Related Party Arrangement, or waive any of its rights or obligations thereunder, without Subscriber’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the extent that any such entry, modification or waiver would reasonably be expected to materially and adversely affect the rights and benefits of Subscriber under this Subscription Agreement; provided that the Issuer shall not require any such consent for the entry into any arm’s-length agreement between the Issuer and an affiliate of the Sponsor contemplating the provision of customary investment banking and similar advisory services to the Issuer by such affiliate in connection with bona fide capital raising activities of the Issuer.

15.         NYSE Listing of Shares. The Issuer shall, as promptly as practicable following the date of this Subscription Agreement, cause the aggregate number of shares of Class A common stock issuable in the Subscription (including any Warrant Shares issuable upon the exercise of the Warrants, if applicable) to be approved for listing on the NYSE.

16.         Section 16 Matters. If, following the First Step Investment Closing, the Issuer becomes a party to a consolidation, merger or other similar transaction, or if the Issuer proposes to take or omit to take any other action under Section 6 (including granting to Subscriber or their affiliates the right to participate in any issuance of New Securities) or otherwise or if there is any event or circumstance that may result in Subscriber, its affiliates and/or the Subscriber Directors being deemed to have made a disposition or acquisition of equity securities of the Issuer or derivatives thereof for purposes of Section 16 of the Exchange Act (including the purchase by Subscriber of any securities under Section 6), and if a Subscriber Director is serving on the Board at such time or has served on the Board during the preceding six (6) months (i) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Issuer or derivatives thereof for the express purpose of exempting Subscriber’s, its affiliates’ and such Subscriber Director’s interests (for the Subscriber and/or its affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Issuer is a party and the Class A common stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by Subscriber, its affiliates, and/or a Subscriber Director of equity securities of such other issuer or derivatives thereof and (C) an affiliate or other designee of Subscriber or its affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Issuer is a party (or if Subscriber notifies the Issuer of such service a reasonable time in advance of the closing of such transactions), then if the Issuer requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Issuer or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Issuer shall require that such other issuer preapprove any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of Subscriber, its affiliates’ and such Subscriber Director (for Subscriber and/or its affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. Notwithstanding the foregoing, the Issuer makes no representation or warranty and gives no assurance as to the adequacy of any of the foregoing actions to create any exemption under Section 16(b) of the Exchange Act.

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17.         Other Business Opportunities.

17.1          The parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) Subscriber (including (A) its affiliates, (B) any portfolio company in which Subscriber or any of its affiliates have made a debt or equity investment (and vice versa) or (C) any of Subscriber’s or its affiliates’ limited partners, non-managing members or other similar direct or indirect investors) and the Subscriber Designees (collectively, the “Covered Persons”) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Issuer or any of its subsidiaries or deemed to be competing with the Issuer or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, with no obligation to offer to the Issuer or any of its subsidiaries the right to participate therein; (ii) each of the Covered Persons may invest in, or provide services to, any person that directly or indirectly competes with the Issuer or any of its subsidiaries; and (iii) in the event that any of the Covered Persons acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Issuer or any of its subsidiaries, such person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Issuer or any of its subsidiaries and, notwithstanding any provision of this Subscription Agreement to the contrary, shall not be liable to the Issuer or any of its subsidiaries for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person or does not present such opportunity to the Issuer or any of its subsidiaries. For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Issuer or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

17.2          The Issuer hereby, to the fullest extent permitted by applicable law:

17.2.1          confirms that none of Subscriber or any of its affiliates have any duty to the Issuer or any of its subsidiaries other than the specific covenants and agreements set forth in this Subscription Agreement;

17.2.2          acknowledges and agrees that (A) in the event of any conflict of interest between the Issuer or any of its subsidiaries, on the one hand, and any of Subscriber or any of its affiliates, on the other hand, Subscriber or its applicable affiliates may act in its best interest and (B) none of Subscriber or any of its affiliates or any Subscriber Designee acting in his or her capacity as a director of the Issuer shall be obligated (1) to reveal to the Issuer or any of its subsidiaries confidential information belonging to or relating to the business of Subscriber or any of its affiliates or (2) to take any action in its capacity as a direct or indirect stockholder of the Issuer, as the case may be, that prefers the interest of the Issuer or its subsidiaries over the interest of such person in such capacity; and

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17.2.3            waives any claim or cause of action against Subscriber and any of its affiliates, and any officer, employee, agent or affiliate of any such person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 17.2.1 or Section 17.2.2.

17.3            Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 17 shall not apply to any alleged claim or cause of action against Subscriber based upon the breach or nonperformance by Subscriber of this Subscription Agreement or any other agreement to which Subscriber is a party.

18.          Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Study Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) the date that is eight (8) months following the date hereof; provided, that nothing herein will relieve any party from liability for fraud or any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities, expenses or damages arising from such breach. The Issuer shall promptly notify Subscriber of (i) the termination of the Study Merger Agreement promptly after the termination of such agreement, and (ii) any waiver by the Issuer of any of the conditions specified in Article X of the Study Merger Agreement.

19.          Miscellaneous.

19.1            Further Assurances. At the First Step Investment Closing and the Second Step Investment Closing, as applicable, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement. Following the date hereof, each party shall not take, and shall cause each of their respective controlled affiliates not to take, any action that would, or would reasonably be expected to, prevent, impede, interfere with, hinder or delay the other party from exercising its rights or receiving the benefits contemplated by this Subscription Agreement.

19.1.1            Each party acknowledges that the other parties will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the First Step Investment Closing and the Second Step Investment Closing, as applicable, each party agrees to promptly notify the other parties if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

19.1.2            Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

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19.1.3            The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber.

19.1.4            Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

19.1.5            Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable (i) to consummate the First Step Investment contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Study Transactions and (ii) if the Second Step Investment Notice has been delivered, to consummate the Second Step Investment contemplated by this Subscription Agreement on the terms and conditions described therein no later than the later of (A) immediately prior to the consummation of the Study Transactions and (B) the date that CFIUS Approval is obtained.

19.2          Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)            if to Subscriber, to such address or addresses set forth on the signature page hereto;

MIH Ventures B.V.
Symphony Offices
Gustav Mahlerplein 5
1082 MS Amsterdam
Attention: Serge de Reus; Wayne Benn
Email: Serge.Reus@prosus.com; wbenn@prosus.com

with a required copy (which copy shall not constitute notice) to:

Cravath, Swaine & Moore LLP

8258 8th Avenue

New York, NY 10019

Attention: David Mercado; O. Keith Hallam III; G.J. Ligelis Jr.; Nicholas A. Dorsey

Email: dmercado@cravath.com; khallam@cravath.com; gligelisjr@cravath.com; ndorsey@cravath.com

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(ii)            if to the Issuer or the Sponsor, to:

Churchill Capital Corp. II

640 Fifth Avenue, 12th Floor

New York, NY 10019

Attention:        Michael S. Klein

Telephone:      212-380-7775

Email:              Michael.klein@mkleinandcompany.com

with a required copy (which copy shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Ross A. Fieldston; Raphael M. Russo

Email: rfieldston@paulweiss.com; rrusso@paulweiss.com

19.3            Entire Agreement. This Subscription Agreement, the Strategic Support Agreement and the confidentiality agreement, dated October 1, 2020, between Subscriber and the Issuer (as amended, modified and supplemented from time to time) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

19.4            Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Study (with respect to this clause (ii), solely to the extent that an amendment, modification, supplement or waiver would reasonably be expected to materially and adversely affect the Issuer’s ability to consummate the Transactions); provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party. Further, the Issuer agrees that it will not amend Section 11.17 of the Study Merger Agreement without Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed) if such amendment would reasonably be expected to affect any rights and obligations of Subscriber thereunder in any manner.

19.5            Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto (other than the Shares acquired hereunder, if any, and then only in accordance with this Subscription Agreement); provided that Subscriber’s rights and obligations hereunder may be assigned to any Permitted Transferee without the prior consent of the Issuer, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided, further, that no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.

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19.6            Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

19.7            Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

19.8            Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 19.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 19.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

19.9            Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

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19.10            No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

19.11            Remedies.

19.11.1            The parties agree that the irreparable damage would occur if this Subscription Agreement was not performed or the First Step Investment Closing or the Second Step Investment Closing, as applicable, is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 19.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages.  The right to specific enforcement shall include the right of the parties hereto to cause to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 19.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

19.11.2            The parties acknowledge and agree that this Section 19.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

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19.11.3            In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

19.12            Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the First Step Investment Closing and the Second Step Investment Closing, as applicable. For the avoidance of doubt, if for any reason the First Step Investment Closing does not occur prior to the consummation of the Study Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Study Transactions and remain in full force and effect.

19.13            No Broker or Finder. Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

19.14            Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

19.15            Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

19.16            Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

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19.17            Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

20.          Cleansing Statement; Disclosure.

20.1            The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue a press release or file with the Commission a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby and by the Transactions, in each case, which shall be in form and substance reasonably acceptable to Subscriber. Subscriber shall also be entitled, following the date of this Subscription Agreement, to issue a press release disclosing all material terms of the transactions contemplated hereby, which shall be in form and substance reasonably acceptable to the Issuer. Following thereafter, subject to Section 21.2, no party shall issue or cause the publication of any press release or public announcement in respect of the Subscription without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), except (i) as may be required by law or stock exchange rules or as a party deems necessary or advisable to comply with its Commission disclosure obligations or any listing agreement with any applicable stock exchange, in which case the party seeking to publish such press release or public announcement shall consult with and provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication or (ii) to the extent the contents of such release or announcement have previously been released publicly by a party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 21.1. Notwithstanding the foregoing, without Subscriber’s prior written consent, the Issuer shall not use Subscriber’s name in any press release issued in connection with the Transactions.

20.2            Subscriber hereby consents to the publication and disclosure in (i) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Study Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, or the consummation of the Transactions, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, (ii) any other documents or communications provided by the Issuer to any governmental authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other governmental authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer or Study, a copy of this Subscription Agreement, and (iii) any registration statement registering the resale of the Shares and the Warrants, if applicable, and the Joint Proxy Statement/Prospectus (as defined in the Study Merger Agreement); provided that, in each case, the Issuer provides to Subscriber for Subscriber’s review a copy of such proposed publication or disclosure (redacted if necessary) reasonably in advance of the publication or disclosure thereof and that such proposed publication or disclosure shall be in form and substance reasonably acceptable to Subscriber. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer shall not, and shall use commercially reasonable efforts to cause Study not to, use or disclose the name of Subscriber or any information relating to Subscriber or this Subscription Agreement, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

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21.            Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 22 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.

22.            Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Study, any of its affiliates or any of its control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer.

23.            Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s common stock and until Subscriber may sell its Shares and Warrants, if applicable, pursuant to Rule 144 without regard to the public information requirement, the Issuer agrees to:

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23.1.1            make and keep public information available, as those terms are understood and defined in Rule 144;

23.1.2            file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

23.1.3            furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

If the Shares and the Warrants and/or the Warrant Shares, if applicable, are eligible to be sold without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at Subscriber’s request, the Issuer will cause its transfer agent to remove the legend described in Section 2.1.6. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares and the Warrants and/or the Warrant Shares, if applicable, without any such legend; provided, that, notwithstanding the foregoing, Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

24.          Tax Matters.

24.1            The Issuer shall be permitted to deduct and withhold U.S. withholding tax in respect of payments or distributions made to Subscriber as a result of its ownership of the Shares and the Warrants and/or the Warrant Shares, if applicable, if any; provided, the Issuer shall (i) notify Subscriber promptly but at least ten (10) Business Days prior to deducting and withholding any amount from any such payment or distribution and (ii) reasonably cooperate with Subscriber in good faith to reduce or eliminate any amounts that would otherwise be required to be deducted or withheld pursuant to this Section 23.1. The Issuer shall provide Subscriber with any information or documentation reasonably requested by Subscriber for a refund of any tax and shall otherwise assist and reasonably cooperate in any application for such a refund by Subscriber.

24.2            The Issuer agrees to provide promptly, upon the reasonable request of Subscriber and at Subscriber’s sole cost and expense, (a) a determination as to whether the Issuer is a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) and (b) in the event that the issuer is not a USRPHC (and has not been a USRPHC during the applicable period specified in Section 897(c)(1)(A) of the Code), a statement issued pursuant to U.S. Treasury Regulations Section 1.897-2(g)(1)(ii) that the Shares are not a U.S. real property interest for U.S. federal income tax purposes.

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24.3            The Issuer shall not take any action to alter its entity classification as a Subchapter C corporation for U.S. federal income tax purposes without Subscriber’s written consent.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

CHURCHILL CAPITAL CORP II

By:	/s/ Peter Seibold
Name:	Peter Seibold
Title:	Chief Financial Officer

CHURCHILL SPONSOR II, llc

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

Accepted and agreed this 12th day of October, 2020.
SUBSCRIBER:

Signature of Subscriber:		Signature of Joint Subscriber, if applicable:

By:	/s/Serge de Reus	By:
Name: Serge de Reus		Name:
Title: Director		Title:

Date: October 12, 2020

Name of Subscriber:		Name of Joint Subscriber, if applicable:

MIH Ventures B.V.
(Please print. Please indicate name and capacity of person signing above)		(Please Print. Please indicate name and capacity of person signing above)